                                                                  Exhibit (a)(6)

                                  STATEMENT OF
                  RIVERSOURCE STRATEGIC ALLOCATION SERIES, INC.

                              CERTIFYING RESOLUTION
                       CREATING RIGHTS AND PREFERENCES FOR
                       SERIES AND CLASSES OF CAPITAL STOCK
                          ADOPTED BY BOARD OF DIRECTORS
                                 APRIL 12, 2007

     I, duly elected Secretary of RiverSource Strategic Allocation Series, Inc. a Minnesota corporation, file this Statement and certify that the following is a true and correct copy of the resolution adopted by the Board of RiverSource Strategic Allocation Series, Inc. on April 12, 2007, and replaces the resolution adopted September 13-14, 2006 which was filed with the Secretary of State on October 9, 2006. The resolution was adopted by the affirmative vote of a majority of the directors present pursuant to Section 302A.401, subsection 2(a) of the Minnesota Business Corporation Act and Article III, Section 1, of the Corporation's Articles of Incorporation.

          WHEREAS, the articles of incorporation of RiverSource Strategic Allocation Series, Inc. (the "Company") permit the board of directors, by resolution, to authorize the issuance of shares of the Company in separate series and classes and to establish the rights and preferences of each such series and class; and

          WHEREAS, the board of directors previously has adopted resolutions, which have been filed with the Minnesota Secretary of State pursuant to Minn. Stat. Section 302A.401, Subd. 3, authorizing the issuance of shares of the Company in the following series and classes and establishing the rights and preferences of such series and classes:

          Series                                  Classes Within Series
          ------                                  ---------------------
          RiverSource Strategic Allocation Fund   A, B, C, I, R2, R3, R4 and R5

          WHEREAS, the board of directors wishes to establish a new series of shares and to establish classes of shares within such new series.

          NOW, THEREFORE, BE IT RESOLVED, that the board of directors hereby establishes the following new series (the "New Series") and classes within such new series (the "New Classes"):

          New Series                                     Classes Within New Series
          ----------                                     -------------------------
          RiverSource Strategic Income Allocation Fund          A, B and C

          RESOLVED, FURTHER, that board of directors may from time to time, by resolution duly adopted, change the names of the New Series and the New Classes, with such changes to be effective when they are set forth in the prospectus or prospectuses pursuant to which they are offered to the public.

          RESOLVED, FURTHER, that the New Series shall be a separate investment company established and offered to investors pursuant to a registration statement filed with the Securities and Exchange Commission and shall have those rights and preferences as set forth herein and in the registration statement pertaining thereto, declared effective by the Securities and Exchange Commission, and as required under the provisions of the Investment Company Act of 1940, as amended, and all rules and regulations promulgated thereunder, effective on the date the stock was purchased or exchanged, or as subsequently changed as permitted by law.

          RESOLVED, FURTHER, that each of the New Classes shall be subject to those differences in the amount of distribution costs, shareholder service fees, transfer agent fees, exchange privileges and other aspects as are set out in such registration statement effective on the date the stock was purchased or exchanged, or as subsequently changed as permitted by law, and in all other manner the New Classes shall be the same.

          RESOLVED, FURTHER, that all monies received by the Company for the issuance and sale of stock of the New Series, together with all assets, income, earnings, profits and proceeds derived therefrom, shall be the assets solely of the New Series and any monies received not specifically identified as belonging to the New Series or another series shall be allocated between or among all series of the Company in proportion to the respective net assets of each series or as the board of directors shall determine.

          RESOLVED, FURTHER, that all liabilities incurred on behalf of the New Series shall be charted against the assets of that series and be solely the obligations of that series to which they relate and all liabilities and expenses of the Company not specifically pertaining to the New Series or another series shall be charged against all series in proportion to the respective net assets of each series or as the board of directors shall determine.

          RESOLVED, FURTHER, that assets identified as relating to a New Class shall belong solely to the shareholders of that class and liabilities, costs and expenses applicable to a New Class shall be obligations solely of that class, it being understood that dividends and distributions may vary between and among classes of the New Series to reflect different allocations of liabilities, costs and expenses and the resultant differences in net asset values of the classes.

          RESOLVED, FURTHER, that the New Series may convert the class designation on any share to another class designation automatically in accordance with the terms set forth in the registration statement pertaining thereto filed with the Securities and Exchange Commission and effective on the date the stock was purchased or exchanged or as subsequently changed as permitted by law.

          RESOLVED, FURTHER, that dividends and distributions shall be determined and paid by the New Series out of the assets, earnings or surplus of that series in an amount solely at the discretion of the board of directors as permitted by Minnesota law.

          RESOLVED, FURTHER, that in the event of liquidation or dissolution of the Company, holders of shares of the New Series shall have priority and shall be entitled to the assets belonging to that series.

          RESOLVED, FURTHER, that the board of directors may invest the assets of the New Series in shares of another open-end management investment company for the purpose of having those assets managed as part of a combined pool.

          RESOLVED, FURTHER, that each share of capital stock of the New Series shall be voted by series and/or by class (a) as required by the provisions of the Investment Company Act of 1940, as amended, and all rules and regulations promulgated thereunder; (b) when the board of directors determines that a matter affects the New Series or classes thereof in a materially different way; or (c) when the board of directors determines a matter affects only one or some of the series or classes of the Company's capital stock, including the New Series or one or more classes thereof.

          RESOLVED, FURTHER, that all provisions pertaining to capital stock as set forth in Article III of the Company's articles of incorporation apply to the New Series and to each New Class.

          RESOLVED, FURTHER, that the board of directors may establish additional classes of the New Series by resolution.

IN WITNESS WHEREOF, this statement is signed on behalf of the Corporation on April 12, 2007.

                                        RIVERSOURCE STRATEGIC ALLOCATION SERIES,
                                        INC.

                                        RIVERSOURCE INVESTMENT SERIES, INC.


                                        /s/ Scott R. Plummer
                                        ----------------------------------------
                                        Scott R. Plummer
                                        Secretary

STATE OF MINNESOTA
DEPARTMENT OF STATE
FILED APR. 20, 2007


/s/ Mark Ritchie
Secretary of State